UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
EMS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Georgia	58-1035424

(State of Incorporation or Organization)	(IRS Employer Identification No.)

660 Engineering Drive
Norcross, Georgia	30092

(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates: N/A (if applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Common Stock Purchase Rights	Nasdaq Global Select Market
Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT
This Amendment No. 1 amends that certain Registration Statement on Form 8-A filed with the Securities and Exchange Commission on April 12, 1999 (the “Registration Statement”) by EMS Technologies, Inc. (the “Company”).

ITEM 1.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.
On January 4, 2011, the Board of Directors (the “Board”) of EMS Technologies, Inc. (the “Company”) adopted an Amended and Restated Shareholder Rights Plan, effective January 4, 2011 (the “Amended Plan”). The Amended Plan amends and restates the Shareholder Rights Plan adopted in 2009, and eliminates the concept of “disinterested directors” and related provisions.
Under the original plan, any person affiliated or associated with an Acquiring Person (generally, a person or group who beneficially owns more than 20% of our outstanding shares) would not qualify as a disinterested director. The original plan required the consent of a majority of these disinterested directors to take significant actions under the plan, including the amendment of the plan or the redemption of the Rights under the plan prior to specified triggering events. The Amended Plan also includes other conforming changes consistent with the removal of the concept of disinterested directors.
The foregoing descriptions of the amendments set forth in the Amended Plan are general descriptions only and are qualified in their entirety by reference to the Amended Plan, which is filed herewith as Exhibit 4.1 and is incorporated herein by reference.

ITEM 2.	EXHIBITS.

Exhibit No.	Description of Exhibit

4.1
EMS Technologies, Inc. Amended and Restated Shareholder Rights Plan dated as of January 4, 2011 (incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission dated January 4, 2011).

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized.

EMS TECHNOLOGIES, INC.

Date: January 7, 2011	By: /s/ Gary B. Shell
Gary B. Shell
Senior Vice President, Chief Financial Officer and Treasurer